Exhibit (n)

AMENDED AND RESTATED RULE 18f-3

MULTI-CLASS PLAN

FOR

THE TETON WESTWOOD FUNDS (the “Trust”)

This Amended and Restated Multi-Class Plan (this “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by each series of the Trust in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares constituting each Fund.

A.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

1.	The Act — the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

2.	CDSC — contingent deferred sales charge.

3.	CDSC Period — the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

4.	Class — a class of Shares of a Fund.

5.	Class A Shares — shall have the meaning ascribed in Section B.1.

6.	Class B Shares — shall have the meaning ascribed in Section B.2.

7.	Class C Shares — shall have the meaning ascribed in Section B.3.

8.	Class AAA Shares — shall have the meaning ascribed in Section B.4.

9.	Class I Shares — shall have the meaning ascribed in section B.5.

10.	Distribution Expenses — expenses, including allocable overhead costs, imputed interest, any other expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

11.	Distribution Fee — a fee paid by a Fund in respect of the asset of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

12.	Distributor – G.distributors, LLC

13.	FINRA — Financial Industry Regulatory Authority, Inc.

14.

Fund or Funds — TETON Westwood Equity Fund, TETON Westwood Balanced Fund, TETON Westwood Intermediate Bond Fund, TETON Westwood SmallCap Equity Fund, TETON Westwood Mighty Mites(sm) Fund, TETON Westwood Income Fund and TETON Westwood Mid-Cap Equity Fund and any future fund or series created by the Trust.

15.	IRS — Internal Revenue Service

16.	Plan of Distribution — any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

17.	Prospectus — a prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of a Fund.

18.	SEC — Securities and Exchange Commission

19.	Service Fee — a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

20.	Share — a share of beneficial interest in a Fund.

21.	Trustees — the trustees of the Trust.

B.	Classes. The Funds may offer five Classes as follows:

1.	Class A Shares. Class A Shares were formerly known as “Service Class” Shares with respect to the Gabelli Westwood Equity Fund, Gabelli Westwood Balanced Fund, and Gabelli Westwood Intermediate Bond Fund. Class A Shares means Class A Shares of each Fund designated by a vote adopted by the Trustees. Class A Shares shall be offered at net asset value plus a front-end sales charge set forth in a Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the Act or the FINRA as set forth in a Prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act. Class A Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Trustees and set forth in a Prospectus.

2.	Class B Shares. Class B Shares means Class B Shares of each Fund designated by a vote adopted by the Trustees. Class B Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D.1, (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in a Prospectus and (4) converted to Class A Shares on the first business day of the ninety-seventh calendar month following the calendar month in which such Shares were issued. For Class B Shares previously exchanged for shares of a money market fund the investment adviser of which is the same as or an affiliate of the investment adviser of the Fund, the time period during which such Shares were held in the money market fund will be excluded.

3.	Class C Shares. Class C Shares means Class C Shares of each Fund designated by a vote adopted by the Trustees. Class C Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D.1 and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in a Prospectus. For Class C Shares previously exchanged for shares of a money market fund the investment adviser of which is the same as or an affiliate of the investment adviser of the Fund, the time period during which such Shares were held in the money market fund will be excluded.

4.	Class AAA Shares. Class AAA Shares were formerly known as “Retail Class” Shares. Class AAA Shares means Class AAA Shares of each Fund designated by a vote adopted by the Trustees. Class AAA Shares shall be (1) offered at net asset value, (2) sold without a front-end sales charge or CDSC, (3) offered to investors acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class AAA Shares and (4) subject to ongoing Distribution Fees or Service Fees approved from time to time by the Trustees and set forth in a Prospectus.

5.	Class I Shares. Class I Shares means Class I Shares of each Fund designated by a vote adopted by the Trustees. Class I Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or CDSC, (3) offered to institutions acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class I Shares and whose initial investment is not less than the minimum amount set forth in the Prospectus from time to time and (4) not subject to ongoing Distribution Fees or Service Fees.

C.	Rights and Privileges of Classes. Each of the Class A Shares, Class B Shares, Class C Shares, Class AAA Shares and Class I Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Declaration of Trust, as may be amended from time to time.

D.	CDSC. A CDSC may be imposed upon redemption of Class A Shares. Class B Shares and Class C Shares that do not incur a front-end sales charge may charge a CDSC subject to the following conditions:

1.	CDSC Period. The CDSC Period for Class A Shares shall be twenty-four months plus any portion of the month during which payment for such Shares was received. The CDSC Period for Class B Shares shall be ninety-six months plus any portion of the month during which payment for such Shares was received. The CDSC Period for Class C Shares shall be twelve months plus any portion of the month during which payment for such Shares was received.

2.	CDSC Rate. The CDSC rate shall be recommended by the Distributor and approved by the Trustees. If a CDSC is imposed for a period greater than thirteen months in each succeeding twelve months of the CDSC Period after the first twelve months (plus any initial partial month) the CDSC rate must be less than or equal to the CDSC rate in the preceding twelve months (plus any initial partial month).

3.	Disclosure and changes. The CDSC rates and CDSC Period shall be disclosed in the Prospectus and may be decreased at the discretion of the Distributor but may not be increased unless approved as set forth in Section L.

4.	Method of calculation. The CDSC shall be assessed on an amount equal to the lesser of the then current net asset value or the cost of the Shares being redeemed. No CDSC shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Shares and Class C Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

5.	Waiver. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares of any Class under circumstances previously approved by the Trustees and disclosed in the Prospectus and as allowed under Rule 6c-10 under the Act.

6.	Calculation of offering price. The offering price of Shares of any Class subject to a CDSC shall be computed in accordance with Rule 22c-1 under the Act and Section 22(d) of the Act and the rules and regulations thereunder.

7.	Retention by Distributor. The CDSC paid with respect to Shares of any Class may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and for Distribution Expenses.

E.	Service and Distribution Fees. Class AAA Shares shall be subject to ongoing Distribution Fees or Service Fees not in excess of 0.25% per annum of the average daily net assets of the Class. Class A Shares shall be subject to ongoing Distribution Fees and Service Fees not in excess of (i) 0.50% per annum of the average daily net assets of the Class with respect to all Funds except the TETON Westwood Intermediate Bond Fund and (ii) 0.35% per annum of the average daily net assets of the Class with respect to the TETON Westwood Intermediate Bond Fund. Class B Shares and Class C Shares shall be subject to a Distribution Fee not in excess of 0.75% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

F.	Conversion. Shares acquired through the reinvestment of dividends and capital gain distributions paid on Shares of a Class subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares of a Class in a shareholder’s account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive fees or reimburse the Fund, or take such other actions with the approval of the Trustees as may be reasonably necessary to ensure that, the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under a Plan of Distribution, applicable to the Class of Shares that converts into Class A Shares. Shares acquired through an exchange privilege will convert to Class A Shares after expiration of the conversion period applicable to such Shares. The continuation of the conversion feature is subject to continued compliance with the rules and regulations of the SEC, FINRA and the IRS.

G.	Voluntary Conversion. Shares of Class AAA, Class A and Class C may be convertible to Class I, if certain conditions, as set forth in each Classes’ Prospectus, are met.

H.	Allocation of Liabilities, Expenses, Income and Gains Among Classes.

1.

Liabilities and Expenses applicable to a particular Class. Each Class of the Fund shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, upon approval of the Trustees, may be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

2.	Income, losses, capital gains and losses, and liabilities and other expenses applicable to all Classes. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

3.	Determination of nature of items. The Trustees shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

I.	Exchange Privilege. Holders of Class A Shares, Class B Shares, Class C Shares, Class AAA Shares and Class I Shares shall have such exchange privileges as set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class.

J.	Voting Rights of Classes.

1.	Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class, provided that:

a.	If any amendment is proposed to the Plan of Distribution under which Distribution Fees or Service Fees are paid with respect to Class A Shares of a Fund that would increase materially the amount to be borne by Class A Shares under such Plan of Distribution, then no Class B Shares shall convert into Class A Shares of the Fund until the holders of Class B Shares of the Fund have also approved the proposed amendment.

b.	If the holders of either the Class B Shares referred to in subparagraph a. do not approve the proposed amendment, the Trustees and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the amendment.

2.	Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class, provided that:

a.	If the holders of Class A Shares approve any increase in expenses allocated to the Class A Shares, then no Class B Shares shall convert into Class A Shares of a Fund until the holders of Class B Shares of the Fund have also approved such expense increase.

b.	If the holders of Class B Shares referred to in subparagraph a. do not approve such increase, the Trustees and the Distributor shall take such action as is necessary to ensure that the Class B Shares shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the expense increase.

K.	Dividends and Distributions. Dividends and capital gain distributions paid by a Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

L.	Reports to Trustees. The Distributor shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.

M.	Amendment. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Trustees of the relevant Fund, including the affirmative vote of the Trustees of the Trust who are not interested persons of the Trust, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class. Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of the Shares constituting a Fund. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Amended and Restated: May 20, 2013